Exhibit 4.1

DESCRIPTION OF CROWN CASTLE INTERNATIONAL CORP. CAPITAL STOCK

The following summarizes the material terms of the common stock and 4.50% Mandatory Convertible Preferred Stock, Series A (“Convertible Preferred Stock”), of Crown Castle International Corp. (“Company”) as set forth in the Company’s Restated Certificate of Incorporation (including the Certificate of Designations of the Convertible Preferred Stock incorporated therein as Exhibit I, the “Charter”) and the Company’s Amended and Restated By-laws (“By-Laws”). While we believe that the following description covers the material terms of the Company’s capital stock, the following summary may not contain all of the information that is important to you and is subject to and qualified in its entirety by reference to applicable Delaware law and to the Charter and the By-Laws.  As used herein, unless otherwise expressly stated or the context otherwise requires, the terms “Company”, “Crown Castle”, “we”, “our” and “us” refer to Crown Castle International Corp. and not to any of its subsidiaries.

Authorized Capital

The Charter authorizes the Company to issue up to 600,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The Company’s common stock is validly issued, fully paid and nonassessable. Under the General Corporation Law of the State of Delaware (“DGCL”), stockholders generally are not personally liable for a corporation’s acts or debts.

The holders of the Company’s common stock have no preemptive, subscription or redemption rights and are not entitled to the benefit of any sinking fund.

Voting Rights

Each share of the Company’s common stock is entitled to one vote. The Company’s common stock votes together as a single class on all matters presented for a vote of the stockholders, except as provided under the DGCL. See also “—Certificate of Incorporation and By-Laws—Amendment to Declassify Our Board of Directors and Related Provisions” below.

Dividends and Liquidation Rights

Each share of the Company’s common stock is entitled to receive dividends if, as and when declared by the Company’s board of directors out of funds legally available for that purpose, subject to certain rights of holders of preferred stock, including the rights of holders of Convertible Preferred Stock. In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, after satisfaction of amounts payable to our creditors and distribution of any preferential amounts to the holders of outstanding preferred stock, including Convertible Preferred Stock, holders of the Company’s common stock are entitled to share ratably in the assets available for distribution to the stockholders.

Preferred Stock

Under the Charter, the Company’s board of directors is authorized, without further stockholder action, to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, in one or more series by filing a certificate of designations with the Secretary of State of the State of Delaware.  Such certificate of designations may set forth the designations, powers, preferences and rights of the shares of each such series of preferred stock and the qualifications, limitations and restrictions thereof, including the dividend rate, the redemption provisions, if any, the amount payable in the event of our voluntary or involuntary liquidation, winding-up or dissolution, the terms and conditions, if any, of conversion and the voting rights.

Convertible Preferred Stock

The Company has filed a certificate of designations with the Secretary of State of the State of Delaware to create the Convertible Preferred Stock (such Certificate of Designations of Convertible Preferred Stock, which is incorporated into the Charter as Exhibit I thereto, the “Certificate of Designations”).

The Convertible Preferred Stock is fully paid and nonassessable and, when issued, any of our common stock issued upon the conversion of the Convertible Preferred Stock will be fully paid and nonassessable. The holders of the Convertible Preferred Stock have no preemptive or preferential rights to purchase or subscribe for stock, obligations, warrants or other securities of ours of any class or series.

Ranking

The Convertible Preferred Stock, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, ranks:

●
senior to (i) our common stock and (ii) each class or series of the Company’s capital stock established after December 15, 2014, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

●
on parity with each class or series of the Company’s capital stock established after December 15, 2014, the terms of which expressly provide that such class or series will rank on parity with the Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

●
junior to each class or series of the Company’s capital stock established after December 15, 2014, the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

●	junior to the Company’s existing and future indebtedness.

Dividends

Subject to the rights of holders of any class or series of the Company’s capital stock ranking senior to the Convertible Preferred Stock with respect to dividends, holders of the Convertible Preferred Stock are entitled to receive, when, as and if declared by the Company’s board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 4.50% on the liquidation preference of $100.00 per share of the Convertible Preferred Stock (equivalent to $4.50 per annum per share), payable in cash, by delivery of shares of our common stock or by delivery of any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends” below. Declared dividends on the Convertible Preferred Stock are payable quarterly on February 1, May 1, August 1 and November 1 of each year to and including the mandatory conversion date (as defined below), commencing February 1, 2015 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from November 1, 2014, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends are payable on the relevant dividend payment date to holders of record of the Convertible Preferred Stock as they appear on our stock register at 5:00 p.m., New York City time, on the immediately preceding January 15, April 15, July 15 and October 15 (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period is deemed to have commenced on and include November 1, 2014, and will end on and exclude the February 1, 2015 dividend payment date. We refer to the period commencing on and including November 1, 2014 and ending on and excluding February 1, 2015 as the “initial dividend period”. The amount of dividends payable on each share of the Convertible Preferred Stock for each full dividend period is computed by dividing the annual dividend rate by four. Dividends payable on the Convertible Preferred Stock for any period other than a full dividend period are computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of 12 30-day months).  The dividend on the Convertible Preferred Stock for each dividend period, including the initial dividend period, when, as and if declared, is $1.125 per share (based on the annual dividend rate of 4.50% and a liquidation preference of $100.00 per share). Accumulations of dividends on shares of the Convertible Preferred Stock do not bear interest.

No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding shares of Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of  Convertible Preferred Stock.

Our ability to declare and pay cash dividends and to make other distributions with respect to the Company’s capital stock, including the Convertible Preferred Stock, may be limited by the terms of our and our subsidiaries’ existing and any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law.

So long as any share of Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other class or series of junior stock, and no common stock or any other class or series of junior stock shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of  Convertible Preferred Stock. The foregoing limitation shall not apply to: (i) any dividend or distribution payable in shares of common stock or other junior stock, (ii) purchases, redemptions or other acquisitions of common stock or other junior stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business (including purchases to offset the share dilution amount pursuant to a publicly announced repurchase plan); provided that any purchases to offset the share dilution amount shall in no event exceed the share dilution amount; (iii) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iv) purchases of common stock or junior stock pursuant to a contractually binding requirement to buy common stock or junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; (v) the deemed purchase or acquisition of fractional interests in shares of common stock or junior stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged; or (vi) purchases, redemptions or acquisitions deemed to occur as a result of the Merger (as defined below). The phrase “share dilution amount” means the increase in the number of diluted shares of our common stock outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from October 28, 2013) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends on shares of the Convertible Preferred Stock (i) have not been declared and paid in full on any dividend payment date, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the shares of Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Convertible Preferred Stock and such parity stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Convertible Preferred Stock and such parity stock bear to each other; provided that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid on any securities, including our common stock, from time to time out of any funds legally available for such payment, and holders of the Convertible Preferred Stock shall not be entitled to participate in any such dividends.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the shares of Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period, including in connection with the payment of declared and unpaid dividends pursuant to the provisions described in “—Mandatory Conversion” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), determined in our sole discretion:

●	in cash;

●	by delivery of shares of our common stock; or

●	by delivery of any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the shares of Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Convertible Preferred Stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in shares of our common stock no later than 10 scheduled trading days (as defined below) prior to the dividend payment date for such dividend; provided that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash.

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the average VWAP per share of our common stock (as defined below) over the five consecutive trading day (as defined below) period beginning on and including the seventh scheduled trading day (as defined below) prior to the applicable dividend payment date (the “average price”).

No fractional shares of our common stock will be delivered to the holders of the Convertible Preferred Stock in payment or partial payment of a dividend. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of our common stock based on the average price with respect to such dividend.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend on the shares of  Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not “affiliates” of ours for purposes of the Securities Act of 1933, as amended. To the extent applicable, we will also use our commercially reasonable efforts to have the common stock qualified or registered under applicable state securities laws, if required, and approved for listing on the New York Stock Exchange (“NYSE”) (or if our common stock is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $25.54, which amount represents 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below in “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such declared dividend and (y) the 97% of the average price, we will, if we are legally able to do so, pay such excess amount in cash.

Redemption

The Convertible Preferred Stock is not redeemable.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $100.00 per share of the Convertible Preferred Stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to but excluding the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of shares of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference plus an amount equal to accumulated and unpaid dividends on the shares of Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Convertible Preferred Stock and any other such parity stock will share equally and ratably in any distribution of our assets in proportion to their liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Convertible Preferred Stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets, nor our merger or consolidation into or with any other person (including the Merger), will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The Charter does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Convertible Preferred Stock do not have voting rights except as described below and as specifically required by Delaware law from time to time.

Whenever dividends on any shares of the Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment”), the authorized number of directors on the Company’s board of directors will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of such shares of the Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled, at our next annual meeting or at a special meeting of stockholders, to fill such newly created directorships by electing two additional directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that the Company’s board of directors shall, at no time, include more than two preferred stock directors. In the event of a nonpayment, the holders of at least 25% of the shares of the Convertible Preferred Stock and any other series of voting preferred stock may request that a special meeting of stockholders be called to elect such preferred stock directors (provided, however, that if the Company’s next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such preferred stock directors, to the extent otherwise permitted by the By-Laws, will be included in the agenda for and will be held at such scheduled annual or special meeting of stockholders). The preferred stock directors will stand for reelection annually, at each subsequent annual meeting of the stockholders, so long as the holders of the Convertible Preferred Stock continue to have such voting rights.

At any meeting at which the holders of the Convertible Preferred Stock are entitled to elect preferred stock directors, the holders of a majority of the then outstanding shares of the Convertible Preferred Stock and all other series of voting preferred stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such shares of the Convertible Preferred Stock and other voting preferred stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the preferred stock directors.

As used herein, “voting preferred stock” means any series of our preferred stock, in addition to the Convertible Preferred Stock, ranking equally with the Convertible Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Convertible Preferred Stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum (which may include shares of our common stock) sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of the Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of the Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time, with cause as provided by law or without cause by the holders of record of a majority in voting power of the outstanding shares of the Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of the Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter.

So long as any shares of the Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Convertible Preferred Stock and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at an annual or special meeting of such stockholders:

●	amend or alter the provisions of the Charter or the Certificate of Designations so as to authorize or create, or increase the authorized amount of, any class or series of senior stock; or

●
amend, alter or repeal the provisions of the Charter or the Certificate of Designations so as to adversely affect the special rights, preferences, privileges or voting powers of the Convertible Preferred Stock; or

●
consummate a binding share exchange or reclassification involving the shares of the Convertible Preferred Stock or a merger or consolidation of us with another entity, unless in each case: (i) the shares of the Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Convertible Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent; and (ii) such shares of the Convertible Preferred Stock that remain outstanding or such shares of preferred stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Convertible Preferred Stock immediately prior to the consummation of such transaction (any such preferred stock being referred to herein as “qualifying preferred stock”), provided, however, that (1) any increase in the amount of the Company’s authorized but unissued shares of the Company’s preferred stock, (2) any increase in the amount of our authorized Convertible Preferred Stock or the issuance of any additional shares of the Convertible Preferred Stock, (3) the authorization or creation of any class or series of parity or junior stock, any increase in the amount of authorized but unissued shares of such class or series of parity or junior stock or the issuance of additional shares of such class or series of parity or junior stock or (4) the adoption or inclusion (by amendment, alteration, share exchange, reclassification, merger, consolidation or similar means) of charter provisions (whether in the Charter or a successor entity certificate of incorporation or other equivalent governing document) applicable to capital stock (including Convertible Preferred Stock or any successor preferred stock) relating to the ownership limitations and transfer restrictions that are customary, in the sole determination of our board of directors, for the protection of our or any successor entity’s status as a real estate investment trust (“REIT”) and a “domestically controlled qualified investment entity” for tax purposes will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the Convertible Preferred Stock and shall not require the affirmative vote of holders of the Convertible Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock, then only the series of voting preferred stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting preferred stock.

Mandatory Conversion

Each share of the Convertible Preferred Stock, unless previously converted, will automatically convert on November 1, 2016 (the “mandatory conversion date”), into a number of shares of our common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay such dividend to the holders of record as of the immediately preceding record date, as described above under “—Dividends”. If on or prior to the mandatory conversion date we have not declared all or any portion of the accumulated dividends on the Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to the amount of such undeclared, accumulated and unpaid dividends (the “additional conversion amount”) divided by the greater of the floor price and 97% of the average price. To the extent that the additional conversion amount exceeds the product of the number of additional shares and 97% of the average price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the Convertible Preferred Stock.

The conversion rate, which is the number of shares of our common stock issuable upon conversion of each share of the Convertible Preferred Stock on the mandatory conversion date, will, subject to adjustment as described in “—Anti-dilution Adjustments” below, be as follows:

●
if the applicable market value of our common stock is greater than $91.23 (the “threshold appreciation price”), then the conversion rate will be 1.0962 shares of our common stock per share of the Convertible Preferred Stock (the “minimum conversion rate”), which is approximately equal to $100.00 divided by the threshold appreciation price;

●
if the applicable market value of our common stock is less than or equal to the threshold appreciation price but greater than or equal to $72.98 (the “initial price”), then the conversion rate will be equal to $100.00 divided by the applicable market value of our common stock, which will be between 1.0962 and 1.3701 shares of our common stock per share of the Convertible Preferred Stock; or

●
if the applicable market value of our common stock is less than the initial price, then the conversion rate will be 1.3701 shares of our common stock per share of the Convertible Preferred Stock (the “maximum conversion rate”), which is approximately equal to $100.00 divided by the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates”. The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described in “—Anti-dilution Adjustments” below.

Hypothetical conversion values upon mandatory conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of the Convertible Preferred Stock would receive upon mandatory conversion of one share of the Convertible Preferred Stock at various applicable market values for our common stock. The table assumes that there will be no conversion adjustments as described below in “—Anti-dilution Adjustments” and that dividends on the Convertible Preferred Stock will be paid in cash and not in additional shares of our common stock. The actual applicable market value of our common stock may differ from those set forth in the table below. Given an initial price of $72.98 and a threshold appreciation price of $91.23, a holder of the Convertible Preferred Stock would receive on the mandatory conversion date the number of shares of our common stock per share of the Convertible Preferred Stock set forth below:

Applicable market value of our common stock	Number of shares of our common stock to be received upon mandatory conversion	Conversion value (applicable market value multiplied by the number of shares of our common stock to be received upon mandatory conversion)
$50.00	1.3701	$68.51
$60.00	1.3701	$82.21
$70.00	1.3701	$95.91
$72.98	1.3701	$100.00
$80.00	1.2500	$100.00
$85.00	1.1765	$100.00
$90.00	1.1111	$100.00
$91.23	1.0962	$100.00
$100.00	1.0962	$109.62
$120.00	1.0962	$131.54
$140.00	1.0962	$153.47

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Convertible Preferred Stock will be greater than the $100.00 liquidation preference of a share of the Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value for our common stock is equal to or greater than the initial price and equal to or less than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Convertible Preferred Stock will be equal to the $100.00 liquidation preference of a share of the Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the Convertible Preferred Stock will be less than the $100.00 liquidation preference of a share of the Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock.

Definitions

“Applicable market value” means the average VWAP per share of our common stock over the 20 consecutive trading day period (the “settlement period”) beginning on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date.

The “threshold appreciation price” represents a 25% appreciation over the initial price.

A “trading day” is a day on which our common stock:

●
is not suspended from trading, and on which trading in our common stock is not limited, on any national or regional securities exchange or association or over-the-counter market during any period or periods aggregating one half-hour or longer; and

●	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock;

provided that if our common stock is not traded on any such exchange, association or market, “trading day” means any business day.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “CCI <EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” means the average of the VWAPs for each trading day in the relevant period.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below in “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of the Convertible Preferred Stock have the right to convert their Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Convertible Preferred Stock), at any time prior to the mandatory conversion date, into shares of our common stock at the minimum conversion rate of 1.0962 shares of our common stock per share of the Convertible Preferred Stock, subject to adjustment as described in “—Anti-dilution Adjustments” below.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a dividend payment date prior to such early conversion date, the conversion rate for such early conversion will be adjusted so that holders converting their Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to such amount of undeclared, accumulated and unpaid dividends for such prior dividend periods, divided by the greater of the floor price and the average VWAP per share of our common stock over the 20 consecutive trading day period (the “early conversion settlement period”) commencing on and including the 22nd scheduled trading day immediately preceding the early conversion date (the “early conversion average price”). Notwithstanding the last sentence under “—Method of Payment of Dividends” above, to the extent that the cash amount of the undeclared, accumulated and unpaid dividends for all dividend periods ending on a dividend payment date prior to the relevant early conversion date exceeds the value of the product of the number of additional shares added to the conversion rate and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described above, upon any optional conversion of any Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Convertible Preferred Stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares of the Convertible Preferred Stock as of such record date, as described in the section above entitled “—Dividends”.

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

If a “fundamental change” (as defined below) occurs on or prior to the mandatory conversion date, holders of the Convertible Preferred Stock will have the right to:

(i)
convert their Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Convertible Preferred Stock), into common stock at the fundamental change conversion rate described below;

(ii)	with respect to such converted shares, receive a fundamental change dividend make-whole amount (as defined below) payable in cash or shares of our common stock; and

(iii)	with respect to such converted shares, receive the accumulated dividend amount (as defined below) payable in cash or shares of our common stock,

subject in the case of clauses (ii) and (iii) to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the effective date of a fundamental change falls during a dividend period for which we have declared a dividend, we will pay such dividend on the relevant dividend payment date to the holders of record on the immediately preceding record date, as described in “—Dividends”, and the accumulated dividend amount will not include the amount of such dividend, and the fundamental change dividend make-whole amount will not include the present value of such dividend.

To exercise this right, holders must submit their Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (as defined below) and ending at 5:00 p.m., New York City time, on the date that is 20 calendar days after the effective date (or, if earlier, the mandatory conversion date) at the conversion rate specified in the table below (the “fundamental change conversion rate”). Holders of the Convertible Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their Convertible Preferred Stock at the relevant fundamental change conversion rate or to receive the relevant fundamental change dividend make-whole amount or the relevant accumulated dividend amount.

We will notify holders of the anticipated effective date of a fundamental change at least 20 calendar days prior to such anticipated effective date or, if such prior notice is not practicable, notify holders of the effective date of a fundamental change no later than the second business day immediately following the actual effective date. If we notify holders of a fundamental change later than the 20th calendar day prior to the effective date of a fundamental change, the fundamental change conversion period will be extended by a number of days equal to the number of days from, and including, the 20th calendar day prior to the effective date of the fundamental change to, but excluding, the date of the notice; provided that the fundamental change conversion period will not be extended beyond the mandatory conversion date.

A “fundamental change” will be deemed to have occurred, at such time after the date that is 20 calendar days prior to December 15, 2014, upon (other than as a result of the Merger): (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market; (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether or not applicable), other than us, any of our majority-owned subsidiaries or any of our or our majority-owned subsidiaries’ employee benefit plans, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors; or (iii) our common stock (or, following a reorganization event, any common stock, depositary receipts or other securities representing common equity interests into which the Convertible Preferred Stock becomes convertible in connection with such reorganization event) ceases to be listed for trading on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or another United States national securities exchange (each, a “qualifying market”).

Fundamental change conversion rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change (the “effective date”) and the price (the “share price”) paid or deemed paid per share of our common stock therein. If the holders of our common stock receive only cash in the fundamental change, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average VWAP per share of our common stock over the 10 consecutive trading day period ending on the trading day preceding the effective date.

The share prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of the Convertible Preferred Stock are adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth in “—Anti-dilution Adjustments” below.

The following table sets forth the fundamental change conversion rate per share of the Convertible Preferred Stock for each share price and effective date set forth below.

	Share price on effective date
Effective date	$14.79	$29.59	$44.38	$59.18	$72.98	$81.86	$91.23	$98.63	$108.49	$118.35	$138.08	$157.80	$177.53	$197.25	$216.98
November 1, 2014	1.3633	1.3630	1.3508	1.3004	1.2302	1.1884	1.1537	1.1336	1.1153	1.1043	1.0946	1.0918	1.0910	1.0908	1.0908
November 1, 2015	1.3667	1.3667	1.3651	1.3372	1.2602	1.2027	1.1541	1.1283	1.1085	1.0994	1.0942	1.0935	1.0935	1.0935	1.0935
November 1, 2016	1.3701	1.3701	1.3701	1.3701	1.3701	1.2216	1.0962	1.0962	1.0962	1.0962	1.0962	1.0962	1.0962	1.0962	1.0962

The exact share price and effective date may not be set forth in the table, in which case:

●
if the share price is between two share price amounts on the table or the effective date is between two dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

●
if the share price is in excess of $216.98 per share (subject to adjustment as described above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment; and

●	if the share price is less than $14.79 per share (subject to adjustment as described above), then the fundamental change conversion rate will be the maximum conversion rate, subject to adjustment.

Fundamental change dividend make-whole amount and accumulated dividend amount

For any shares of the Convertible Preferred Stock converted by holders of Convertible Preferred Stock during the fundamental change conversion period, in addition to the common stock issued upon conversion at the fundamental change conversion rate, we will at our option:

(a)
pay to such holders in cash, to the extent we are legally permitted to do so, the present value, computed using a discount rate of 4.50% per annum, of all dividend payments on the Convertible Preferred Stock for all the remaining dividend periods (excluding any accumulated dividend amount) from such effective date to but excluding the mandatory conversion date (the “fundamental change dividend make-whole amount”),

(b)
increase the number of shares of our common stock to be issued on conversion by a number equal to (x) the fundamental change dividend make-whole amount divided by (y) the greater of the floor price and 97% of the share price, or

(c)	pay the fundamental change dividend make-whole amount in a combination of cash and shares of our common stock in accordance with the provisions of clauses (a) and (b) above.

In addition, to the extent that the accumulated dividend amount exists as of the effective date of the fundamental change, holders who convert their Convertible Preferred Stock within the fundamental change conversion period will be entitled to receive such accumulated dividend amount upon conversion. As used herein, the term “accumulated dividend amount” means, in connection with a fundamental change, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, for dividend periods prior to the effective date for the relevant fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding such effective date to, but excluding, such effective date. The accumulated dividend amount will be payable at our election:

●	in cash, to the extent we are legally permitted to do so,

●	in an additional number of shares of our common stock equal to (x) the accumulated dividend amount divided by (y) the greater of the floor price and 97% of the share price, or

●	in a combination of cash and shares of our common stock in accordance with the provisions of the preceding two bullets.

We will pay the fundamental change dividend make-whole amount and the accumulated dividend amount in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments in our common stock. In addition, if we elect to deliver common stock in respect of all or any portion of the fundamental change dividend make-whole amount or the accumulated dividend amount, to the extent that the fundamental change dividend make-whole amount or the accumulated dividend amount or the dollar amount of any portion thereof paid in common stock exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the share price, we will, if we are legally able to do so, pay such excess amount in cash. Any such payment in cash may not be permitted by our then existing debt instruments, including any restricted payments covenants.

No fractional shares of our common stock will be delivered to converting holders of the Convertible Preferred Stock in respect of the fundamental change dividend make-whole amount or the accumulated dividend amount. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of our common stock based on the average VWAP per share of our common stock over the five consecutive trading day period beginning on and including the seventh scheduled trading day immediately preceding the conversion date.

Not later than the second business day following the effective date of a fundamental change (or, if we provide notice to holders of the fundamental change prior to the anticipated effective date of a fundamental change as described above, on the date we give holders notice of the anticipated effective date of a fundamental change), we will notify holders of:

●	the fundamental change conversion rate;

●	the fundamental change dividend make-whole amount and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable; and

●
the accumulated dividend amount as of the effective date of the fundamental change and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable.

Our obligation to adjust the conversion rate in connection with a fundamental change and pay the fundamental change dividend make-whole amount (whether in cash, our common stock or any combination thereof) could possibly be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon mandatory conversion

Any outstanding shares of Convertible Preferred Stock will automatically convert into common stock on the mandatory conversion date. The person or persons entitled to receive the shares of our common stock issuable upon mandatory conversion of the Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided in “—Anti-dilution Adjustments”, prior to 5:00 p.m., New York City time, on the mandatory conversion date, the common stock issuable upon conversion of the Convertible Preferred Stock will not be outstanding for any purpose and holders of Convertible Preferred Stock will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Convertible Preferred Stock. A certificate representing the shares of common stock issuable upon conversion will be issued and delivered to the converting holder or, if the shares of the Convertible Preferred Stock being converted are in global form, the shares of common stock issuable upon conversion will be delivered to the converting holder through the facilities of The Depository Trust Company (“DTC”), in each case together with delivery by the Company to the converting holder of any cash to which the converting holder is entitled, on the later of (i) the third business day immediately succeeding the mandatory conversion date and (ii) the third business day immediately succeeding the last day of the settlement period.

Upon early conversion

If a holder elects to convert the Convertible Preferred Stock prior to the mandatory conversion date, in the manner described in “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”, such holder must observe the following conversion procedures:

If shares of the Convertible Preferred Stock are in global form, to convert the Convertible Preferred Stock a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. If shares of the Convertible Preferred Stock are held in certificated form, such holder must comply with certain procedures set forth in the Certificate of Designations. In either case, if required, such holder must pay all taxes or duties, if any.

The conversion date will be the date on which a holder has satisfied the foregoing requirements. Such holder will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its conversion rights, but such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than such holder’s own. Common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by such holder have been paid in full and will be issued on the latest of (i) the third business day immediately succeeding the conversion date, (ii) the third business day immediately succeeding the last day of the early conversion settlement period and (iii) the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the common stock issuable upon conversion of the Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the common stock issuable upon conversion of the Convertible Preferred Stock will not be outstanding for any purpose and holders of Convertible Preferred Stock will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Convertible Preferred Stock.

Fractional shares

No fractional shares of our common stock will be issued to holders of the Convertible Preferred Stock upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of the Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction and (ii) the average VWAP of our common stock over the five consecutive trading day period beginning on and including the seventh scheduled trading day immediately preceding the conversion date.

If more than one share of the Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1)
We issue shares of common stock to all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be divided by a fraction:

●	the numerator of which is the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination; and

●
the denominator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of our common stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay or make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purpose of this clause (1), the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares that we hold in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not pay any dividend or make any distribution on shares of our common stock that we hold in treasury.

(2)
We issue to all holders of shares of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our common stock at less than the “current market price” (as defined below) of shares of our common stock, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

●
the numerator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of our common stock issuable pursuant to such rights or warrants; and

●
the denominator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of our common stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the current market price of our common stock.

Any adjustment made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or our common stock is otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be readjusted to such fixed conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase common stock at less than the current market price, and in determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final). For the purpose of this clause (2), the number of shares of our common stock at the time outstanding shall not include shares that we hold in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not issue any such rights or warrants in respect of shares of our common stock that we hold in treasury.

(3)
We subdivide or combine our common stock, in which event the conversion rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

●	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and

●	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(4)	We distribute to all holders of our common stock evidences of our indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets, excluding:

●	any dividend or distribution covered by clause (1) above;

●	any rights or warrants covered by clause (2) above;

●	any dividend or distribution covered by clause (5) below; and

●	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

●	the numerator of which is the current market price of our common stock; and

●
the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final), on such date fixed for determination of the portion of the evidences of indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets so distributed applicable to one share of our common stock.

In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

●
the numerator of which is the sum of the current market price of our common stock and the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final), of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock as of the 15th trading day after the effective date for such distribution (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the current market price of such securities); and

●	the denominator of which is the current market price of our common stock.

Any adjustment made pursuant to this clause (4) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in this clause (4) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under this clause (4) during any settlement period or any early conversion settlement period in respect of shares of the Convertible Preferred Stock that have been tendered for conversion, delivery of the common stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

(5)	We pay or make a dividend or other distribution consisting exclusively of cash to all holders of our common stock, excluding:

●	any cash that is distributed in a reorganization event (as described below);

●	any dividend or other distribution in connection with our voluntary or involuntary liquidation, dissolution or winding up; and

●	any consideration payable as part of a tender or exchange offer;

in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

●	the numerator of which is the current market price of our common stock; and

●	the denominator of which is the current market price of our common stock minus the amount per share of such dividend or other distribution.

Any adjustment made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this clause (5) is not so paid or so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay such dividend or make such other distribution, to such fixed conversion rate which would then be in effect if such dividend or other distribution had not been declared.

(6)
We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

●	the numerator of which shall be equal to the sum of:

(i)
the aggregate cash and fair market value (as determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the current market price of our common stock; and

2.	the number of shares of our common stock outstanding at the time such tender or exchange offer expires, less any purchased shares; and

●	the denominator of which shall be equal to the product of:

(i)	the current market price of our common stock; and

(ii)	the number of shares of our common stock outstanding at the time such tender or exchange offer expires, including any purchased shares.

Any adjustment made pursuant to this clause (6) shall become effective immediately after 5:00 p.m., New York City time, on the 10th trading day immediately following the expiration date but will be given effect as of the open of business on the expiration date for the tender or exchange offer. In the event that we are, or one of our subsidiaries is, obligated to purchase our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversion rate shall be readjusted to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each fixed conversion rate is required pursuant to this clause (6) during any settlement period or any early conversion settlement period in respect of shares of the Convertible Preferred Stock that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

Except with respect to a spin-off, in cases where the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets as to which clauses (4) or (5) above apply, applicable to one share of our common stock, distributed to stockholders equals or exceeds the current market price (as determined for purposes of calculating the conversion rate adjustment pursuant to such clause (4) or (5)), rather than being entitled to an adjustment in each fixed conversion rate, holders of the Convertible Preferred Stock will be entitled to receive upon conversion, in addition to a number of shares of our common stock otherwise deliverable on the applicable conversion date, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of the Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any Convertible Preferred Stock, a holder will receive, in addition to common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any common stock, the rights described therein (unless such rights or warrants have separated from our common stock) shall not constitute a distribution of rights or warrants that would entitle such holder to an adjustment to the conversion rate.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

●
clauses (2), (4) but only in the event of an adjustment thereunder not relating to a spin-off and (5) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period ending on the trading day before the “ex-date” (as defined below) with respect to the issuance or distribution requiring such computation;

●
clause (4) above in the event of an adjustment thereunder relating to a spin-off, the “current market price” of our common stock and the capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, is the average VWAP per share over the first 10 consecutive trading days commencing on and including the fifth trading day following the effective date of such distribution; and

●
clause (6) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date of the tender or exchange offer.

The term “ex-date”, when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade without the right to receive such issuance or distribution.

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of the Convertible Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share of our common stock. Prior to the mandatory conversion date, no adjustment in a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that on the earlier of the mandatory conversion date, an early conversion date and the effective date of a fundamental change, adjustments to the fixed conversion rates will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the fixed conversion rates will be made if holders may participate, at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of the Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.

The fixed conversion rates will not be adjusted:

(a)
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b)
upon the issuance of any shares of our common stock or rights or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

(c)
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of October 28, 2013 (or that was issued in the Merger in respect of such option, warrant, right or security);

(d)	for a change in the par value of our common stock;

(e)
for accumulated dividends on the Convertible Preferred Stock, except as described above under “—Mandatory Conversion”, “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”; or

(f)	as a result of the Merger.

We are required, within 10 business days after the fixed conversion rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of the Convertible Preferred Stock. We are also required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, (x) an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the mandatory conversion date and (y) an inversely proportional adjustment will also be made to the floor price. Whenever the terms of the Convertible Preferred Stock require us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors or an authorized committee thereof will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the current market price and the average price (as the case may be)) to account for any adjustments to the initial price, the threshold appreciation price, the floor price and the fixed conversion rates (as the case may be) that become effective, or any event that would require such an adjustment if the ex-date, effective date or expiration date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

If:

●
the record date for a dividend or distribution on shares of our common stock occurs after the end of the 20 consecutive trading day period used for calculating the applicable market value and before the mandatory conversion date; and

●
that dividend or distribution would have resulted in an adjustment of the number of shares issuable to the holders of the Convertible Preferred Stock had such record date occurred on or before the last trading day of such 20-trading day period, then we will deem the holders of the Convertible Preferred Stock to be holders of record of our common stock for purposes of that dividend or distribution. In this case, the holders of the Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of our common stock issuable upon mandatory conversion of the Convertible Preferred Stock.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

●
any consolidation or merger of us with or into another person (other than the Merger or a merger or consolidation in which we are the surviving corporation and in which the shares of our common stock outstanding immediately prior to such merger or consolidation are not exchanged for cash, securities or other property of us or another person);

●	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

●	any reclassification of our common stock into securities, including securities other than our common stock; or

●	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of the Convertible Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Convertible Preferred Stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property”, with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or of all holders of our common stock if none makes an election). We will notify holders of the Convertible Preferred Stock of the weighted average as soon as practicable after such determination is made. The number of units of exchange property for each share of the Convertible Preferred Stock converted following the effective date of such reorganization event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder and conversion at the option of the holder upon a fundamental change were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such Convertible Preferred Stock is actually converted). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors or an authorized committee thereof (which determination will be final), except that if a unit of exchange property includes common stock or American Depositary Receipts (“ADRs”) that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the 20 consecutive trading day period used for calculating the applicable market value of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors or an authorized committee thereof (which determination will be final)); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of the Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Reservation of Shares

We reserve and keep available out of the authorized and unissued common stock, solely for issuance upon conversion of the Convertible Preferred Stock, a number of shares of our common stock equal to the product of the maximum conversion rate then in effect and the number of shares of the Convertible Preferred Stock then outstanding.

Book-Entry, Delivery and Form

The Convertible Preferred Stock was issued in global form. DTC, or its nominee, is the sole registered holder of the Convertible Preferred Stock. Ownership of beneficial interests in the Convertible Preferred Stock in global form is limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Convertible Preferred Stock in global form is shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Convertible Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Convertible Preferred Stock represented by such global certificate for all purposes under the Certificate of Designations. No beneficial owner of an interest in the shares of the Convertible Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Certificate of Designations.

Payments of dividends on the global certificate representing the shares of the Convertible Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Convertible Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the Convertible Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Convertible Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments are the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

●	a limited purpose trust company organized under the laws of the State of New York;

●	a “banking organization” within the meaning of New York Banking Law;

●	a member of the Federal Reserve System;

●	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

●	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

●	securities brokers and dealers;

●	banks and trust companies; and

●	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, conversion or dividend disbursing agent has any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the shares of the Convertible Preferred Stock in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities. The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Certificate of Incorporation and By-Laws

Stockholders’ rights and related matters are governed by the DGCL, the Charter and the By-Laws. Certain provisions of the Charter and the By-Laws, descriptions of which are summarized herein, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for our capital stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in our best interests and those of our stockholders.

Amendment to Declassify Our Board of Directors and Related Provisions

On December 15, 2014, we completed a merger (“Merger”), whereby our predecessor company that was then named Crown Castle International Corp. (“Predecessor Company”) was merged with and into us and we continued as the surviving entity.  On May 23, 2013, at the annual meeting of stockholders of the Predecessor Company, its stockholders approved an amendment to Article VII of the Amended and Restated Certificate of Incorporation of the Predecessor Company (“Predecessor Charter”) to declassify its board of directors and provide for the annual election of directors. Pursuant to the amendment, such declassification began phasing in commencing with the 2014 annual meeting of stockholders and would have resulted in its board of directors being fully declassified (and all members of the board of directors standing for annual elections) commencing with the 2016 annual meeting of stockholders. The Predecessor Charter amendment became effective upon the filing of a Certificate of Amendment of the Predecessor Charter with the Secretary of State of the State of Delaware on May 24, 2013. The Charter contains substantially identical phasing in provisions with respect to a declassified board of directors and, as such, our board of directors will be fully declassified commencing with the 2016 annual meeting of stockholders.

The Charter provides that any director, except for directors who may be elected by the holders of any series of preferred stock, may be removed from office at any time, with or without cause only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class. However, any director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class of directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class. “Voting Stock” is defined in the Charter as the outstanding shares of our capital stock entitled to vote in a general vote of our stockholders as a single class with shares of our common stock.

No Stockholder Action by Written Consent; Special Meeting

The Charter prohibits stockholders from taking action by written consent in lieu of an annual or special meeting, and, thus, stockholders may only take action at an annual or special meeting called in accordance with the By-Laws. The By-Laws provide that special meetings of stockholders may only be called (a) by our secretary, chief executive officer or president at the direction of our board of directors pursuant to a resolution adopted by the board or (b) by the chief executive officer.

These provisions could have the effect of delaying consideration of a stockholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the voting power of our capital stock entitled to vote from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The By-Laws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary at least 90 days but not more than 120 days prior to the first anniversary of our preceding year’s annual meeting. However, if the date of our annual meeting is more than 30 days earlier than, or more than 90 days later than, the anniversary date of our preceding year’s annual meeting, notice by a stockholder will be considered timely if it is delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice of nominations for the election of directors must set forth certain information concerning the stockholder giving the notice and each nominee.

By requiring advance notice of nominations by stockholders, these procedures afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, these procedures provide our board of directors with an opportunity to inform stockholders of any business proposed to be conducted at a meeting, together with any recommendations as to the board of directors’ position on action to be taken on such business. This should allow stockholders to better decide whether to attend a meeting or to grant a proxy for the disposition of any such business.

Dilution

The Charter provides that our board of directors is authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders to purchase from us shares of stock or other securities of us or of any other corporation. Our board of directors is authorized to issue these rights even though the creation and issuance of these rights could have the effect of discouraging third parties from seeking, or impairing their right to seek, to:

●	acquire a significant portion of our outstanding securities;

●	engage in any transaction which might result in a change of control of the corporation; or

●	enter into any agreement, arrangement or understanding with another party to accomplish these transactions or for the purpose of acquiring, holding, voting or disposing of any of our securities.

Amendments

The Charter and the By-Laws provide that we may amend, alter, change or repeal any provision contained in the Charter or a preferred stock designation. However, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with certain provisions of the Charter, including the provisions discussed above relating to the issuance of stockholder rights, prohibiting stockholder action by written consent and prohibiting the calling of special meetings by stockholders.

The By-Laws may be amended by either the holders of 80% of the voting power of the voting stock or by the majority of the board, but the board may alter, amend or repeal or adopt new by-laws in conflict with certain of the By-law provisions only by a two-thirds vote of the entire board.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL which generally prohibit certain transactions between a Delaware corporation and an interested stockholder for a period of three years after the date such interested stockholder acquired its stock, unless:

●	the business combination is approved by the corporation’s board of directors prior to the date the interested stockholder acquired shares;

●	the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

●
the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

A business combination is defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations of Directors’ Liability

The Charter provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to us or our stockholders;

●	for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL; or

●	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate our rights and the rights of our stockholders (through stockholders’ derivatives suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions do not limit the liability of directors under federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care.

Ownership Limitations and Transfer Restrictions

To facilitate our continued qualification as a REIT under the Internal Revenue Code of 1986, as amended (“Code”), the Charter contains ownership limitations and transfer restrictions on our capital stock. These ownership limitations and transfer restrictions could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Company’s capital stock or otherwise be in the best interest of its stockholders. All certificates representing shares of capital stock bear a legend describing such ownership limitations and transfer restrictions.

In order for us to continue to satisfy the requirements for REIT qualification, the Company’s capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of the Company’s capital stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made).  To satisfy these ownership requirements and other requirements for continued qualification as a REIT and to otherwise protect us from the consequences of a concentration of ownership among the Company’s stockholders, the Charter contains provisions limiting the ownership and restricting the transfer of shares of the Company’s capital stock.

The relevant section of the Charter provides that, among other things and subject to certain exceptions described below, no person (as defined in the Charter) may beneficially or constructively own, or be deemed to beneficially or constructively own by virtue of the attribution provisions of the Code, more than 9.8%, by value or number of shares, whichever is more restrictive, of the outstanding shares of Company’s common stock (which restriction we refer to as the “common stock ownership limit”), or 9.8% in aggregate value of the outstanding shares of all classes and series of our capital stock, including the Company’s common stock and Convertible Preferred Stock (which restriction we refer to as the “aggregate stock ownership limit”).

The applicable constructive ownership rules under the Code are complex and may cause capital stock owned actually or constructively by a group of related individuals or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value of the Company’s outstanding capital stock or less than 9.8% in value or number of the Company’s outstanding shares of common stock (including through the acquisition of an interest in an entity that owns, actually or constructively, the Company’s common stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of the Company’s outstanding capital stock or 9.8% in value or number of the Company’s outstanding shares of common stock. The number and value of the Company’s outstanding shares of capital stock (or any class or series thereof) beneficially or constructively owned by any individual or entity shall be determined by the board of directors, whose determination shall be binding and conclusive.

The board of directors, in its sole discretion, may (prospectively or retroactively) exempt a person from the aggregate stock ownership limit and common stock ownership limit described above and may establish different limits on ownership for any such person (which we refer to as an “excepted holder limit”) and may (prospectively or retroactively) increase any excepted holder limit with respect to any person. However, the board of directors may not exempt any person or increase an excepted holder limit for any person whose ownership of outstanding capital stock would violate the other provisions on transferability and ownership set forth in the Charter and described below. In order to be considered by the board of directors for an exemption from the aggregate stock ownership limit and common stock ownership limit or for an increase in an excepted holder limit, a person must make such representations and undertakings as the board of directors determines are reasonably necessary to determine that no person’s beneficial or constructive ownership of the Company’s capital stock will violate the other provisions on transferability and ownership set forth in the Charter and described below, and that such person does not and will not own, actually or constructively, an interest in a tenant of the Company that would cause the Company to own, actually or constructively, more than a 9.9% interest in such tenant. As a condition to such exemption or such increase in an excepted holder limit, the board of directors may require an opinion of counsel or Internal Revenue Service ruling satisfactory to the board of directors and may impose such other conditions or restrictions as it deems necessary, appropriate or desirable in connection with granting such exemption or such increase in an excepted holder limit.

The board of directors, in its sole discretion, may also increase or decrease the aggregate stock ownership limit and common stock ownership limit for all stockholders, provided that the new ownership limits would not allow five or fewer persons to beneficially own more than 49.9% of the value of the Company’s outstanding capital stock. A reduced aggregate stock ownership limit and common stock ownership limit will not apply to any person whose percentage ownership of the Company’s capital stock or the Company’s common stock, as applicable, is in excess of such decreased ownership limit, until such time as such person’s percentage ownership of the Company’s capital stock or the Company’s common stock, as applicable, equals or falls below such decreased ownership limit. However, until such time as such person’s percentage ownership of the Company’s capital stock or the Company’s common stock, as applicable, falls below such decreased ownership limit any further acquisition of the Company’s capital stock or the Company’s common stock, as applicable, will be in violation of the decreased ownership limit.

The Charter further prohibits:

●
any person from beneficially owning shares of the Company’s capital stock to the extent that such beneficial ownership would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

●
any person from beneficially or constructively owning shares of the Company’s capital stock to the extent that such beneficial or constructive ownership would otherwise result in the Company failing to qualify as a REIT (including, but not limited to, beneficial ownership or constructive ownership that would result in the Company actually owning or constructively owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

●
any person from beneficially or constructively owning shares of the Company’s capital stock to the extent such beneficial or constructive ownership could result in the Company failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code; and

●
any person from transferring shares of the Company’s capital stock if such transfer would result in shares of the Company’s capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

The foregoing provisions on transferability and ownership, including the aggregate stock ownership limit and common stock ownership limit, will not apply if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of the Company’s capital stock that will or may violate the aggregate stock ownership limit and common stock ownership limit or any of the other foregoing restrictions on transferability and ownership will be required to give written notice to us immediately (or, in the case of a proposed or attempted transaction, written notice at least 15 days prior to such transaction) and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT and to ensure compliance with the aggregate stock ownership limit and common stock ownership limit.

Pursuant to the Charter, if there is any purported transfer of the Company’s capital stock or other event or change of circumstances that, if effective, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to the Company’s capital stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the “purported transferee”. No purported transferee shall acquire any rights in such shares and any dividend or other distribution paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in the Charter, then the transfer of the excess shares will be automatically void and of no force or effect.

Shares of the Company’s capital stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price on the day of such event and (ii) the market price of the shares on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of the Company’s capital stock held in the trust pursuant to the clauses discussed below. We may reduce the amount payable to the purported transferee by the amount of dividends or other distributions that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. We shall pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee and any dividends or other distributions held by the trustee shall be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any dividends or other distributions that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions held by the trustee with respect to such capital stock. In addition, if prior to discovery by us that shares of the Company’s capital stock have been transferred to a trust, such shares of capital stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand and immediately paid to the charitable beneficiary. The purported transferee will have no rights in the shares held by the trustee.

The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to the DGCL, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

●	to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

●	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if the board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of the Company’s capital stock set forth in the Charter, the board of directors may take such action as it deems necessary, appropriate or desirable to refuse to give effect to or to prevent such violation, including causing us to redeem shares of the Company’s capital stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Within 30 days after the end of each taxable year, every owner of more than 5% (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the outstanding shares of the Company’s capital stock must provide us written notice of the person’s name and address, the number of shares of each class and series of the Company’s capital stock that such person beneficially or constructively owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial or constructive ownership on our qualification as a REIT and to ensure compliance with the aggregate stock ownership limit and common stock ownership limit. In addition, each beneficial or constructive owner of the Company’s capital stock, and any person (including the stockholder of record) who is holding shares of the Company’s capital stock for a beneficial or constructive owner will, upon demand, be required to provide us with such information as we may request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the aggregate stock ownership limit and common stock ownership limit.

Transfer Agent and Registrar

Computershare Inc. is the transfer agent and registrar for the Company’s common stock and the transfer agent, registrar and conversion and dividend disbursing agent for the Convertible Preferred Stock.